As filed with the Securities and Exchange Commission on February 12, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL CORPORATION

(Exact name of Registrant as specified in its charter)

Virginia	54-0414210
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9201 Forest Hill Avenue, Richmond, Virginia	23235
(Address of Principal Executive Offices)	(Zip Code)

Universal Corporation 2017 Stock Incentive Plan

(Full title of the plan)

Preston D. Wigner, Esquire

Vice President, General Counsel and Secretary

Universal Corporation

9201 Forest Hill Avenue,

Richmond, Virginia 23235

(Name and address of agent for service)

(804) 359-9311

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

David I. Meyers

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

(804) 697-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	1,000,000	$46.425(2)	$46,430,000	$5,781

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s common stock, no par value (the “Common Stock”), as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, and is based upon the average of high and low sales prices of the Common Stock on The New York Stock Exchange on February 9, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) (other than any portions of each such document not deemed to be filed).

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed on May 26, 2017;

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017, September 30, 2017 and December 31, 2017 filed on August 3, 2017, November 7, 2017 and February 6, 2018, respectively;

•	The Registrant’s Current Reports on Form 8-K, filed on May 23, 2017, August 3, 2017, August 8, 2017, November 7, 2017, February 6, 2018 and February 9, 2018; and

•	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A, filed on December 29, 1998 and Amendment No. 1 to the Form 8-A filed on May 7, 1999, including any amendments or reports filed for the purpose of updated such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the above, information that is “furnished” to the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a defendant or respondent in any action, suit, or proceeding by reason of the fact that he or she is, or was, a director or officer of such corporation if the director or officer meets certain conditions of conduct. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law, including insider trading or market manipulation.

Article VIII of the Company’s Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of the Company who is, was or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all liabilities and expenses incurred in the proceeding. However, the director or officer will not be indemnified for such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of the criminal law.

Article IX of the Company’s Amended and Restated Articles of Incorporation provide that in every instance permitted under the Virginia Stock Corporation Act in effect from time to time, a director or officer will be protected from liability to the Company or its shareholders for any monetary damages.

The Company maintains a standard policy of officers’ and directors’ liability insurance.

ITEM 7 Exemption from Registration Claimed.

Not Applicable.

ITEM 8 Exhibits.

See Exhibit Index, which is incorporated here by this reference.

ITEM 9 Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section (10)(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in the reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation, effective August 9, 2011 (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed August 9, 2011 (File No. 001-00652)).

3.2	Amended and Restated Bylaws (as of August 3, 2010) (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed August 3, 2010 (File No. 001-00652)).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Amendment No. 1 to the Registrant’s Form 8-A Registration Statement, dated May 7, 1999 (File No. 001-00652)).

5.1	Opinion of Troutman Sanders LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Universal Corporation 2017 Stock Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed June 26, 2017 (File No. 001-00652)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on February 12, 2018.

UNIVERSAL CORPORATION

By:	/s/ PRESTON D. WIGNER
Preston D. Wigner
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George C. Freeman, III, David C. Moore and Preston D. Wigner, and each of them, as his true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Universal Corporation to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GEORGE C. FREEMAN, III George C. Freeman, III	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2018

/s/ DAVID C. MOORE David C. Moore	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 12, 2018

/s/ ROBERT M. PEEBLES Robert M. Peebles	Vice President and Controller (Principal Accounting Officer)	February 12, 2018

/s/ JOHN B. ADAMS, JR. John B. Adams, Jr.	Director	February 12, 2018

/s/ DIANA F. CANTOR Diana F. Cantor	Director	February 12, 2018

/s/ LENNART R. FREEMAN Lennart R. Freeman	Director	February 12, 2018

/s/ THOMAS H. JOHNSON Thomas H. Johnson	Director	February 12, 2018

/s/ MICHAEL T. LAWTON Michael T. Lawton	Director	February 12, 2018

/s/ EDDIE N. MOORE, JR. Eddie N. Moore, Jr.	Director	February 12, 2018

/s/ ROBERT C. SLEDD Robert C. Sledd	Director	February 12, 2018